Exhibit (d)(4)

FORM OF
INVESTMENT  SUB-ADVISORY AGREEMENT
AMONG
STRATEGIC ADVISERS, INC.,
OPPENHEIMERFUNDS, INC.
AND
FIDELITY RUTLAND SQUARE TRUST II

              AGREEMENT, made this ___ day of [____________, ______], among Fidelity Rutland Square Trust II (“Trust”), a Delaware statutory trust, on behalf of Fidelity Strategic Advisers Small Cap Portfolio (the “Fund”), Strategic Advisers, Inc. (“Adviser”), a Massachusetts corporation, and OppenheimerFunds, Inc. (“Sub-Adviser”), a Colorado corporation.

              WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (“1940 Act”);

              WHEREAS, the Adviser and the Sub-Adviser are each registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”);

              WHEREAS, the Trust has retained the Adviser to render investment advisory services to the Trust, on behalf of the Fund, pursuant to a Management Contract dated [___________, ______], as may be amended from time to time (“Advisory Agreement”);

              WHEREAS, the Advisory Agreement authorizes the Adviser to delegate to one or more other investment advisers any or all of the Adviser’s duties and obligations under the Advisory Agreement; and

              WHEREAS, the Trust and the Adviser wish to retain the Sub-Adviser to render certain investment advisory services for the Fund and the Sub-Adviser is willing to furnish such services to the Fund;

              NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed among the Adviser, the Sub-Adviser and the Trust as follows:

1.          Appointment

             The Trust and the Adviser hereby appoint the Sub-Adviser to act as investment sub-adviser to the Fund for the periods and on the terms set forth herein as the Adviser, from time to time, may specify.  The Sub-Adviser accepts the appointment and agrees to furnish the services set forth herein for the compensation provided in Section 6 of this Agreement.

2.          Services and Duties of Investment Sub-Adviser

             Subject to the general supervision and oversight of the Adviser and the Board of Trustees of the Trust (the “Board”), the Sub-Adviser will:

             (a)          provide a program of continuous investment management for the Fund in accordance with the Fund’s investment objective and policies as stated in the Fund’s prospectus and statement of additional information filed with the Securities and Exchange Commission (“SEC”) on Form N-1A, as amended and supplemented from time to time (the “Registration Statement”);

             (b)          invest and reinvest the assets of the Fund by selecting the securities, instruments, repurchase agreements, financial futures contracts, options and other investments and techniques that the Fund may purchase, sell, enter into or use;

             (c)          oversee the placement of purchase and sale orders on behalf of the Fund;

             (d)          employ portfolio managers and, as deemed necessary by the Sub-Adviser, securities analysts, to oversee the Fund’s investment program, which will include, among other things, providing research services to the Fund;

             (e)          subject to receipt of all necessary voting materials, vote all proxies solicited by or with respect to the issuers of securities in which assets of the Fund may be invested in accordance with the Sub-Adviser’s proxy voting policies and procedures, provided that such proxy voting policies and procedures are approved by the Board, and in a manner that complies with applicable law; maintain records of all proxies voted on behalf of the Fund; and provide information to the Trust, the Adviser or their designated agent in a manner that is sufficiently complete and timely to ensure the Trust’s compliance with its filing obligations under Rule 30b1-4 of the 1940 Act;

             (f)          maintain appropriate books and records with respect to the Fund’s securities transactions; and

             (g)          to the extent reasonably requested by the Adviser or officers of the Fund, cooperate with and provide reasonable assistance to the Adviser and the Trust’s other service providers by (1) keeping them fully informed as to such matters that they may reasonably deem necessary with respect to the performance of their obligations to the Fund, (2) providing prompt responses to reasonable requests for information or assistance, and (3) establishing appropriate processes to promote the efficient exchange of information.

             In providing those services, the Sub-Adviser will provide the Adviser and the Fund with an ongoing and continuous investment program.  In addition, the Sub-Adviser will furnish the Adviser and/or the Fund with statistical information in its possession as the Adviser and/or the Fund may reasonably request with respect to the securities that the Fund may hold, which the Sub-Adviser is not prohibited from providing under a third-party contract.

             The Sub-Adviser further agrees that, in performing its duties hereunder, it will:

             (h)          comply in all material respects with (1) the 1940 Act and the Advisers Act and all rules and regulations thereunder and any other applicable federal and state laws and regulations, (2) the rules and regulations of the Commodities Futures Trading Commission, (3) the Internal Revenue Code of 1986, as amended (“Code”), (4) the investment objectives, strategies, policies, limitations and restrictions of the Fund as described in the Registration Statement, (5) the Trust’s Trust Instrument and By-Laws or other organizational documents of the Trust and (6) any written instructions of the Adviser or the Board, provided the Sub-Adviser has had sufficient opportunity to implement such instructions;

             The Adviser will provide the Sub-Adviser with advance notice of any change in the Fund’s investment objectives, strategies, policies, limitations and restrictions as stated in the Registration Statement or in any procedures and policies adopted by the Board and/or the Adviser, and the Sub-Adviser shall, in the performance of its duties and obligations under this Agreement, manage the Fund’s portfolio investments in compliance with such changes, provided the Sub-Adviser has received prompt notice of the effectiveness of such changes from the Trust or the Adviser and has had sufficient opportunity to implement such changes. In addition to such notice, the Adviser shall provide to the Sub-Adviser a copy of the modified Registration Statement reflecting such changes provided that such Registration Statement was so modified.

             (i)          manage the Fund so that it will qualify, and continue to qualify, as a regulated investment company under Subchapter M and section 817(h) of the Code and regulations issued thereunder;

             (j)          keep the Adviser and/or the Board informed of developments materially affecting the Fund;

             (k)         make available to the Board, the Adviser, the Trust’s Chief Compliance Officer (“CCO”) and the Trust’s administrator, promptly upon their request, such copies of its records with respect to the Fund as may be required to assist in their compliance with applicable laws and regulations.  As reasonably requested by the Board or the Adviser, the Sub-Adviser will complete periodic or special questionnaires and furnish to the Board and/or the Adviser such periodic and special reports regarding the Fund and the Sub-Adviser including, but not limited to, reports concerning transactions and performance of the Fund, quarterly and annual compliance reports and certifications, quarterly tax compliance worksheet, reports regarding compliance with the Trust’s procedures pursuant to Rules 17e-1, 17a-7, 10f-3 and 12d3-1 under the 1940 Act (as applicable), fundamental investment restrictions, procedures for opening brokerage accounts and commodity trading accounts, liquidity determination such as, among others, of securities purchased pursuant to Rule 144A and 4(2) commercial paper, and compliance with the Sub-Adviser’s Code of Ethics, and such other procedures or requirements which the Adviser may reasonably request from time to time;

             (l)          make available to the Board and the Adviser at reasonable times its portfolio managers or other appropriate personnel as mutually agreed by the Adviser and the Sub-Adviser, either in person or, at the mutual convenience of the Board, the Adviser and the Sub-Adviser, by telephone, in order to review the investment policies, performance and other matters relating to the management of the Fund;

             (m)          review draft reports to shareholders and other documents provided to the Sub-Adviser, provide comments on such drafts on a timely basis, and provide certifications or sub-certifications on a timely basis as to the accuracy of the information contained in such reports or other documents;

             (n)          use no material, non-public inside information concerning portfolio companies that may be in its possession, nor will the Sub-Adviser seek to obtain any such information, in providing investment advice to the Fund;

             (o)          promptly notify the Trust, the Adviser and the Board in the event that the Sub-Adviser or any of its affiliates becomes aware that the Sub-Adviser:  (i) is subject to a statutory disqualification that prevents the Sub-Adviser from serving as investment adviser pursuant to this Agreement; (ii) fails to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which the Sub-Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement; (iii) is the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority; or (iv) is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, or governmental authority, involving the affairs of the Trust or the Adviser or their affiliates, except to the extent not prohibited by applicable law ; or is involved in any pending litigation or administrative proceeding brought against the Sub-Adviser or any of its management persons (as defined in Rule 206(4)-4 under the Advisers Act).  The Sub-Adviser further agrees to notify the Trust and the Adviser promptly of any material fact known to the Sub-Adviser respecting or relating to the Sub-Adviser that is not contained in the Trust’s Registration Statement, as amended and supplemented from time to time, regarding the Fund, or any amendment or supplement thereto, but that is required to be disclosed therein, and of any statement contained therein that becomes untrue in any material respect.  The Sub-Adviser will promptly notify the Trust, the Adviser and the Board if its chief executive officer or any member of the portfolio management team named in the Registration Statement for the Fund changes, or if there is an actual change in control or management of the Sub-Adviser within the meaning of Rules 2a-6 and 202(a)(1)-1 under the 1940 Act and Advisers Act, respectively;

             (p)          not disclose information regarding Fund characteristics, trading history, portfolio holdings or any other related information to any third party, except in compliance with the Trust’s policies on disclosure of portfolio holdings; however, the Sub-Adviser may include the Fund’s total return in the calculation of composite performance information;

             (q)          provide the Adviser, the Trust or the Board with such information and assurances (including certifications and sub-certifications) as the Adviser, the Trust or the Board may reasonably request from time to time in order to assist the Adviser, the Trust or the Board in complying with applicable laws, rules and regulations, including requirements in connection with the preparation and/or filing of the Fund’s’ Form N-CSRs and Form N-Qs;

             (r)          provide reasonable assistance to the Adviser, custodian or recordkeeping agent for the Trust in determining or confirming the value of any portfolio securities or other assets of the Fund for which the Adviser, custodian or recordkeeping agent seeks assistance from the Sub-Adviser or identifies for review by the Sub-Adviser, including the valuation of securities that are not registered for public sale, not traded on any securities markets or otherwise deemed illiquid for purposes of the 1940 Act and for which market quotations are not readily available.  This assistance includes (but is not limited to): (i) designating and providing access to one or more employees of the Sub-Adviser who are knowledgeable about the security/issuer, its financial condition, trading and/or other relevant factors for valuation, which employees shall be available for consultation when the Board’s Valuation Committee convenes; (ii) assisting the Adviser or the custodian in obtaining bids and offers or quotes from broker/dealers or market-makers with respect to securities held by the Fund, upon the reasonable request of the Adviser or custodian; (iii) upon the request of the Adviser or the custodian, confirming pricing and providing recommendations for fair valuations; and (iv) maintaining adequate records and written backup information with respect to the securities valuation assistance provided hereunder, and providing such information to the Adviser or the Trust upon request, with such records being deemed Fund records; provided, however, that the parties acknowledge that the Sub-Adviser is not the accounting agent for the Fund and is not responsible for pricing determinations or calculations and any information provided pursuant to this provision by the Sub-Adviser will be provided for information purposes only;

             (s)          not consult with any other investment sub-adviser of the Trust (if any), or with the sub-adviser to any other investment company (or separate series thereof) managed by the Adviser concerning the Fund’s transactions in securities or other assets, except for purposes of complying with the conditions of Rule 12d3-1(a) and (b) under the 1940 Act; and

             (t)          provide the Trust and the Adviser with a copy of its Form ADV as most recently filed with the SEC and, promptly after filing any material amendment to its Form ADV with the SEC, furnish a copy of such amendments to the Trust and the Adviser; and provide the Trust and the Adviser with a copy of its Form ADV Part II as updated from time to time.

The Sub-Adviser makes no representation or warranty, express or implied, that any level of performance or investment results will be achieved by the Fund, whether on a relative or absolute basis.

In performing its obligations under this Agreement, the Sub-Adviser may rely upon information concerning the Fund’s books and records provided to it by the Adviser, the custodian(s) or other agent(s) designated by the Adviser, and will not independently verify the accuracy or completeness of such information. The Sub-Adviser (and its officers, directors/trustees, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Sub-Adviser) shall not be liable for any loss, claim or damages related to such reliance.

3.          Brokerage

             The Sub-Adviser may place orders pursuant to its investment determinations for the Fund directly with the issuers of the securities, or with brokers or dealers selected by the Sub-Adviser. The Sub-Adviser may open and maintain brokerage accounts of all types on behalf of and in the name of the Fund.  The Sub-Adviser may enter into standard customer agreements with brokers and direct payments of cash, cash equivalents and securities and other property into such brokerage accounts as the Sub-Adviser deems desirable or appropriate.  In selecting brokers or dealers to execute transactions on behalf of the Fund, the Sub-Adviser will use its best efforts to seek the best overall terms available.  In assessing the best overall terms available for the Fund transaction, the Sub-Adviser will consider all factors it deems relevant, including, but not limited to, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of the commission, if any, for the specific transaction and on a continuing basis.  In selecting broker-dealers to execute a particular transaction, and in evaluating the best overall terms available, the Sub-Adviser is authorized to consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) provided to the Fund and/or other accounts over which the Sub-Adviser or its affiliates exercise investment discretion.  The parties hereto acknowledge that it is desirable for the Trust that the Sub-Adviser have access to supplemental investment and market research and security and economic analysis provided by broker-dealers who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution.  Therefore, the Sub-Adviser may cause the Fund to pay a broker-dealer which furnishes brokerage and research services a higher commission than that which might be charged by another broker-dealer for effecting the same transaction, provided that the Sub-Adviser determines in good faith that such commission is reasonable in relation to the value of the brokerage and research services provided by such broker-dealer, viewed in terms of either the particular transaction or the overall responsibilities of the Sub-Adviser to the Fund in compliance with Section 28(e) of the 1934 Act.  It is understood that the services provided by such brokers may be useful to the Sub-Adviser in connection with the Sub-Adviser’s services to other clients.  In accordance with Section 11(a) of the 1934 Act and Rule 11a2-2(T) thereunder and subject to any other applicable laws and regulations, the Sub-Adviser and its affiliates are authorized to effect portfolio transactions for the Fund and to retain brokerage commissions on such transactions.  The Sub-Adviser may, but shall not be obligated to, aggregate or bunch orders for the purchase or sale of securities for the Fund with orders for its other clients where: (i) such aggregation or bunching of orders is not inconsistent with the Fund’s investment objectives, policies and procedures, (ii) the allocation of the securities so purchased or sold, as well as the allocation of expenses incurred in any such transaction, shall be made by the Sub-Adviser in a manner that complies with the trade allocation policies and procedures approved by the Board and is fair and equitable in the judgment of the Sub-Adviser, and (iii) the Sub-Adviser shall be cognizant of its fiduciary obligations to the Fund and each of its other clients and shall enter into such transactions only where the rights of each client are considered and protected.  The Sub-Adviser will not accept directed brokerage instructions from the Adviser.

             Consistent with the terms and conditions of this Agreement and the Sub-Adviser’s appointment hereunder, the Sub-Adviser is hereby appointed as the Fund’s agent for the limited purpose of engaging in portfolio transactions on behalf of the Fund.  In accordance with this authority and as necessary, in the judgment and discretion of the Sub-Adviser, to complete portfolio transactions on behalf of the Fund, the Sub-Adviser may enter into trading agreements and open brokerage accounts on behalf of the Fund.

4.          Books, Records and Regulatory Filings

             (a)          The Sub-Adviser agrees to maintain and to preserve for the applicable periods any such records as are required to be maintained by the Sub-Adviser with respect to the Fund by the 1940 Act and rules adopted thereunder, and by any other applicable laws, rules and regulations.  The Sub-Adviser further agrees that all records which it maintains for the Fund are the property of the Fund and it will promptly surrender any of such records upon request.

             (b)          The Sub-Adviser agrees that it shall furnish to regulatory authorities having the requisite authority any information or reports in connection with its services hereunder that may be requested in order to determine whether the operations of the Fund are being conducted in accordance with applicable laws, rules and regulations.

             (c)          The Sub-Adviser shall make all filings with the SEC required of it pursuant to Section 13 of the 1934 Act with respect to its duties as are set forth herein.  The Sub-Adviser also shall make all required filings on Schedule 13D or 13G and Form 13F (as well as other filings triggered by ownership in securities under other applicable laws, rules and regulations) as may be required of the Fund due to the activities of the Sub-Adviser.  The Sub-Adviser shall be the sole filer of Form 13F with respect to the Fund.

5.          Standard of Care, Limitation of Liability and Indemnification

             (a)          The Sub-Adviser shall exercise its best judgment in rendering the services under this Agreement.  The Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust, the Adviser or the Fund, affiliated persons of the Adviser or the Fund, or the Fund’s shareholders (collectively, the “Adviser Indemnitees”) in connection with the matters to which this Agreement relates; provided, however, that nothing herein shall be deemed to protect or purport to protect the Sub-Adviser against any liability to the Adviser Indemnitees for, and the Sub-Adviser shall indemnify and hold harmless the Adviser Indemnitees from, any and all claims, losses, expenses, obligations and liabilities (including reasonable attorney’s fees) to which any of the Adviser Indemnitees may become subject arising out of or resulting from (i) the Sub-Adviser’s causing the Fund to be in violation of any applicable federal or state law, rule or regulation or any investment policy or restriction set forth in the Fund’s current Registration Statement or the most current written guidelines, policies or instruction provided in writing by the Board or the Adviser to the Sub-Adviser; provided that the Sub-Adviser has had sufficient opportunity to implement such guidelines, policies or instructions accordingly, (ii) the Fund failing to satisfy the diversification or source of income requirements of Subchapter M and section 817(h) of the Code and the regulations issued thereunder, (iii) any untrue statement of a material fact contained in the Registration Statement, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Trust or the Fund or the omission to state therein a material fact known to the Sub-Adviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Adviser or the Trust by the Sub-Adviser for use therein, (iv) a breach of fiduciary duty by the Sub-Adviser under the 1940 Act with respect to the receipt of compensation for services, or (v) the Sub-Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its obligations and duties, or by reason of its reckless disregard of its obligations and duties, under this Agreement, or otherwise for breach of this Agreement by the Sub-Adviser.  Notwithstanding the foregoing, nothing contained in this Agreement shall constitute a waiver or limitation of rights that the Trust or the Fund may have under federal or state securities laws.

             (b)          The Sub-Adviser is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Trust Instrument or other organizational document of the Trust and agrees that any obligations of the Trust or the Fund arising in connection with this Agreement shall be limited in all cases to the Fund and its assets, and the Sub-Adviser shall not seek satisfaction of any such obligation from any other fund of the Trust or the shareholders or any shareholder of the Fund.  Nor shall the Sub-Adviser seek satisfaction of any such obligation from the trustees of the Trust (each a “Trustee” and, together, the “Trustees”) or any individual Trustee or any officers.

             (c)          As used in this Section 5, the term “Sub-Adviser” shall include any officers, directors, employees, independent contractors or other affiliates of the Sub-Adviser performing services with respect to the Fund.

             (d)          The Adviser agrees to indemnify and hold harmless the Sub-Adviser from and against, any and all claims, losses, expenses, obligations and liabilities (including reasonable attorney’s fees) to which the Sub-Adviser may become subject directly arising out of or resulting from, the Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its obligations and duties under this Agreement, or by reason of its reckless disregard of its obligations and duties, under this Agreement.

6.          Compensation

             The Sub-Adviser shall be compensated for the services rendered pursuant to this Agreement in accordance with the terms set forth on Schedule A attached hereto.

7.          Expenses

             (a)          The Sub-Adviser will bear all expenses in connection with the performance of its services under this Agreement, excluding those costs of the Fund associated with brokerage activities.

             (b)          The Sub-Adviser shall bear all expenses and costs of the Trust (including reasonable attorney’s fees), if any, arising out of a termination or possible termination of this Agreement as a result of an assignment caused by a change in control or management of the Sub-Adviser, including the preparation and mailing of an information statement to shareholders pursuant to a “manager-of-managers” exemptive order from the SEC, or the preparation, mailing, solicitation and other costs associated with the use of a proxy statement relating to a shareholder vote in respect of a new sub-advisory agreement.  The foregoing obligations of the Sub-Adviser shall apply in any circumstance where the Adviser, in consultation with internal or outside counsel to the Trust, deems that an actual or possible assignment of this Agreement has or may occur, and determines that an information statement should be used, or a vote of shareholders should be obtained, as the case may be.

8.          Services to Other Companies or Accounts

             The investment advisory services of the Sub-Adviser to the Fund under this Agreement are not to be deemed exclusive, and the Sub-Adviser, or any affiliate thereof, shall be free to render similar services to other investment companies and clients (whether or not their investment objective and policies are similar those of the Fund) and to engage in other activities, provided that such other services and activities do not interfere with or impair the Sub-Adviser’s ability to fulfill its duties and obligations under this Agreement.  If the Sub-Adviser provides any advice to its clients concerning investment in the shares of the Fund, the Sub-Adviser shall act solely for such clients in that regard and not in any way on behalf of the Adviser, the Trust or the Fund.

9.          Compliance Matters

             (a)          The Sub-Adviser understands and agrees that it is a “service provider” to the Trust as contemplated by Rule 38a-1 under the 1940 Act.  As such, the Sub-Adviser agrees to cooperate fully with the Adviser and the Trust and its Trustees and officers, including the Trust’s CCO, with respect to (i) any and all compliance-related matters, and (ii) the Trust’s efforts to assure that each of its service providers adopts and maintains policies and procedures that are reasonably designed to prevent violation of the “federal securities laws,” as that term is defined by Rule 38a-1, by the Trust, the Adviser and the Sub-Adviser.  In this regard, the Sub-Adviser shall:

(1) submit to the Board for its consideration and approval, prior to the effective date of this Agreement, the Sub-Adviser’s applicable compliance policies and procedures;

          (2)          submit annually (and at such other times as the Trust may reasonably request) to the Trust’s CCO and the Adviser for consideration by the Board, a report (“Report”) discussing the adequacy and effectiveness of the Sub-Adviser’s applicable compliance policies and procedures, and fully describing any material amendments to such compliance policies and procedures since the most recent Report;

(3) provide periodic reports and certifications concerning the Sub-Adviser’s compliance program and special reports in the event of material compliance matters;

          (4)          permit the Adviser and the Trust and its Trustees and officers to become familiar with the Sub-Adviser’s operations and understand those aspects of the Sub-Adviser’s operations that may expose the Adviser and the Trust to compliance risks or lead to a violation by the Trust, the Adviser or the Sub-Adviser of the federal securities laws;

          (5)          permit the Adviser and the Trust and its Trustees and officers to maintain an active working relationship with the Sub-Adviser’s compliance personnel by, among other things, providing the Adviser and the Trust’s CCO and other officers with a specified individual within the Sub-Adviser’s organization to discuss and address compliance-related matters;

(6) provide the Adviser and its chief compliance officer and the Trust and its Trustees and officers, including the Trust’s CCO, with such certifications as may be reasonably requested; and

          (7)          reasonably cooperate with any independent registered public accounting firm engaged by the Trust by (i) allowing an independent registered public accounting firm engaged by the Trust to accompany the Trust’s CCO to on-site due diligence visits no more frequently than semi-annually;  (ii) providing the independent registered public accounting firm engaged by the Trust with the Sub-Adviser’s compliance policies and procedures relevant to the services provided to the Trust under this Agreement; and (iii) making a member of the Sub-Adviser’s compliance team available via telephone to respond to inquiries regarding the Sub-Adviser’s compliance program as reasonably requested by the Trust.  However, the Sub-Adviser shall have no obligation under this paragraph (7) if the Sub-Adviser has previously provided the Adviser and the Trust with a completed compliance program review and opinion by an independent third party.

             (b)          The Sub-Adviser represents, warrants and covenants that it has implemented and shall maintain a compliance program that complies with the requirements of Rule 206(4)-7 under the Advisers Act.

10.        Duration and Termination

             (a)          This Agreement shall be effective immediately as of the date set forth above and shall continue in effect for two years from its effective date with respect to the Fund, unless sooner terminated as provided herein, and shall continue year to year thereafter, provided each continuance is specifically approved at least annually by (i) the vote of a majority of the Trustees or (ii) a vote of a “majority” (as defined in the 1940 Act) of the Fund’s outstanding voting securities, provided that in either event the continuance is also approved by a majority of the Trustees who are neither (A) parties to this Agreement nor (B) “interested persons” (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person (to the extent required by the 1940 Act) at a meeting called for the purpose of voting on such approval.

             (b)          This Agreement is terminable with respect to the Fund, without penalty, on sixty (60) days’ written notice to the Sub-Adviser:  (i) by the Trust, pursuant to (A) action by the Board or (B) the vote of the holders of a “majority” (as defined in the 1940 Act) of the shares of the Fund or (ii) by the Adviser.  This Agreement is terminable with respect to the Fund, without penalty, by the Sub-Adviser upon ninety (90) days’ written notice to the Adviser and the Trust.  In addition, this Agreement will terminate with respect to the Fund in the event of the termination of the Advisory Agreement with respect to the Fund.  Termination of this Agreement with respect to any given Fund, shall in no way affect the continued validity of this Agreement or the performance thereunder with respect to any other Fund.  This Agreement will be terminated automatically in the event of its “assignment” (as defined in the 1940 Act).

             (c)          In the event of a termination of this Agreement for any reason with respect to the Fund, the Sub-Adviser shall reasonably cooperate with any successor sub-adviser and with the Adviser in transitioning the management of the Fund to one or more new sub-advisers or to the Adviser.

             (d)          Termination of this Agreement shall not affect the rights of the Adviser and the Adviser Indemnitees under Section 5 of this Agreement.

11.        Use of Name

             (a)          The Sub-Adviser hereby consents to the use of its name and the names of its affiliates in the Fund’s disclosure documents incorporated directly or by reference into the Registration Statement.  The Adviser shall furnish to the Sub-Adviser for approval shareholder communications, advertising, sales literature and similar communications prepared for distribution to shareholders of the Fund or the public, which make reference to or use the name of the Sub-Adviser or any of its affiliates, prior to use thereof (which approval shall not be unreasonably withheld).  Notwithstanding the foregoing, the Adviser shall be permitted to use any such materials if the Sub-Adviser does not reasonably object in writing within five (5) business days after receiving such materials.  The Sub-Adviser shall not use the name or any tradename, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof of the Adviser, the Trust, the Fund or any of their affiliates in its marketing materials unless it first receives prior written approval of the Trust and the Adviser.

             (b)          It is understood that the name of each party to this Agreement, and any derivatives thereof or logos associated with that name is the valuable property of the party in question and its affiliates, and that each other party has the right to use such names pursuant to the relationship created by this Agreement only so long as this Agreement shall continue in effect. Upon termination of this Agreement, the parties shall forthwith cease to use the names of the other parties (or any derivative or logo) as appropriate and to the extent that continued use is not required by applicable laws, rules and regulations.

12.        Confidential Information

             Each party agrees that it will treat confidentially all information provided by any other party regarding such other party’s businesses and operations, including without limitation the investment activities or holdings of the Fund.  All confidential information provided by a party hereto shall be used only by any other party hereto solely for the purposes of rendering services pursuant to this Agreement and shall not be disclosed to any third party without the prior consent of the providing party, except for a limited number of employees, attorneys, accountants and other advisers of the party receiving the information and its affiliates on a need-to-know basis and solely for the purposes of rendering services under this Agreement.  The foregoing shall not apply to any information that is public when provided or thereafter becomes public through no wrongful act of the recipient or which is required to be disclosed by any regulatory authority in the lawful and appropriate exercise of its jurisdiction over a party, by any auditor of the parties hereto, by judicial or administrative process or otherwise by applicable laws, rules or regulations.

13.          Amendment

             This Agreement may be amended in writing signed by the parties to this Agreement in a manner that is in accordance with applicable laws, rules and regulations and any exemptive relief obtained from the SEC.

14.          Notices

             All notices hereunder shall be provided in writing, by facsimile or by email.  Notices shall be deemed given if delivered in person or by messenger, certified mail with return receipt, or by a reputable overnight delivery service which provides evidence of receipt to the parties; upon receipt if sent by fax; or upon read receipt or reply if delivered by email, at the following addresses:

If to the Trust:	Fidelity Rutland Square Trust II
82 Devonshire Street
Boston, MA 02109
Attn.: Eric D. Roiter

If to the Adviser:	Strategic Advisers, Inc.
82 Devonshire Street
Boston, MA 02109
Attn.: Richard A. Spillane

With Copy to:	Strategic Advisers, Inc.
82 Devonshire Street
Boston, MA 02109
Attn.: Eric D. Roiter

If to the Sub-Adviser:	OppenheimerFunds, Inc.
Two World Financial Center
225 Liberty Street, 11th Floor
New York, NY 10281-1008
Attention: Christina Nasta
cnasta@oppenheimerfunds.com

With a copy to:	OFI Legal Department
At the same address
Attention: Adrienne Ruffle
aruffle@oppenheimerfunds.com

15.        Miscellaneous

             (a)          This Agreement constitutes the full and complete agreement of the parties hereto with respect to the subject matter hereof.  Notwithstanding the foregoing, the parties hereto have entered into a letter of intent dated December 1, 2006 and certain provisions contained in such letter of intent shall survive any termination of this Agreement.

             (b)          Titles or captions of sections in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provisions thereof.

             (c)          This Agreement may be executed in several counterparts, all of which together shall for all purposes constitute one Agreement, binding on all the parties.

             (d)          This Agreement and the rights and obligations of the parties hereunder shall be governed by, and interpreted, construed and enforced in accordance with the laws of The Commonwealth of Massachusetts, without giving effect to the choice of laws provisions of that or any other jurisdiction.  To the extent that the applicable laws of The Commonwealth of Massachusetts conflict with the applicable provisions of the 1940 Act, the latter shall control.  The parties irrevocably consent to submit to the jurisdiction of any federal or state court sitting in The Commonwealth of Massachusetts.

             (e)          If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected hereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

             (f)          Nothing herein shall be construed as constituting the Sub-Adviser as an agent of the Adviser, the Trust or the Fund.

             IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the date first set forth above.

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SCHEDULE A

             Pursuant to Section 6 of the Investment Sub-Advisory Agreement (this “Agreement”) among Fidelity Rutland Square Trust II (“Trust”), on behalf of Fidelity Strategic Advisers Small Cap Portfolio (the “Fund”), Strategic Advisers, Inc. (the “Adviser”) and OppenheimerFunds, Inc. (the “Sub-Adviser”), the Sub-Adviser shall be compensated for the services it performs on behalf of the Fund as follows:

             1.          Fee Payable by the Adviser.  The Adviser will pay the Sub-Adviser a fee, payable monthly, based upon the monthly average of the net assets of the Fund (computed in the manner set forth in the Trust’s Trust Instrument) determined as of the close of business on each business day throughout the calendar month (“Average Net Assets”). The Sub-Adviser’s fee rate shall be determined on a cumulative basis pursuant to the tiered schedule set forth below:

Rate

0.45% (45 basis points) of the first $50 million in assets
0.40% (40 basis points) on any amount in excess of $50 million

             The Sub-Adviser’s fee shall be calculated by applying one-twelfth of the Sub-Adviser’s fee rate to the Average Net Assets, with the resulting dollar amount comprising the Sub-Adviser’s fee.

             The Sub-Adviser’s fee shall be computed monthly, and within twelve business days of the end of each calendar month, the Adviser shall transmit to the Sub-Adviser the fee for the previous month.  Payment shall be made in federal funds wired to a bank account designated by the Sub-Adviser.  If this Agreement becomes effective or terminates before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated on the basis of the number of business days it is so in effect for that month.

             The Sub-Adviser agrees to look exclusively to the Adviser, and not to any assets of the Trust or the Fund, for the payment of the Sub-Adviser’s fees arising under this Paragraph 1.